Exhibit 99.1

          PRESS RELEASE     FOR IMMEDIATE RELEASE

               Getinge, Sweden -- July 25, 1996 -- Getinge
          Acquisition Corp., an indirect wholly-owned subsidiary of Getinge Industrier AB (publ), a Swedish corporation ("Getinge"), today announced the completion of its tender offer (the "Tender Offer") for all outstanding shares of Common Stock (including the associated Common Stock Purchase Rights) of MDT Corporation, a Delaware corporation (NASDAQ: MDTC) at a price of $5.50 per share.

               In the Tender Offer, which expired at 5:00 p.m., New York City time, on July 25, 1996, 6,278,629 shares (including 141,000 shares tendered pursuant to guarantees of delivery), representing approximately 92.7% of the total number of outstanding shares of MDT common stock, were tendered and accepted for payment.

               As previously announced, the remaining shares of MDT common stock are to be converted into the right to receive $5.50 per share in cash as part of the merger of Getinge Acquisition Corp. into MDT. Subsequent to and as a result of the merger, MDT will be an indirect wholly-owned subsidiary of Getinge.

               Getinge also announced plans to appoint Lars-Peter
          Harbing as President of MDT and successor to J. Miles
          Branagan.

               Getinge, which operates in the field of medical technology, develops, manufactures and markets equipment and systems for sterilization and disinfection purposes within the pharmaceutical industry and health care sector. Getinge also develops, manufactures and markets hygiene and patient handling systems for the care of elderly and disabled people in the health care sector. The Getinge group of companies is one of the world's leaders within all of these sectors. Getinge is also a distributor of equipment and consumables to the dental sector in Scandinavia. Getinge has 66 subsidiaries and 17 factories in 22 countries and distributors in 100 countries.

          For further information, please contact:
          Carl Bennet, Managing Director, +46-35-15-55-00
          Getinge Industrier AB (publ)